Exhibit 99.CODE ETH

Exchange Traded Concepts Trust

Exchange Listed Funds Trust

(each a “Trust” and together, the “Trusts”)

Code of Ethics for Principal Executive and Financial Officers

1.	Purposes of the Code

The reputation and integrity of each Trust are valuable assets that are vital to the Trusts’ success. Each officer and employee of a Trust, including each of the Trust’s senior financial officers (“SFOs”), is responsible for conducting the Trust’s business in a manner that demonstrates a commitment to the highest standards of integrity. SFOs include the principal executive officer, the principal financial officer, comptroller (or principal accounting officer), and any person who performs a similar function.

The Trust has adopted a code of ethics pursuant Rule 17j-1 under the Investment Company Act of 1940, as amended (“Code of Ethics”). The Trust’s Rule 17j-1 Code of Ethics is designed to prevent certain conflicts of interest that may arise when officers, employees, or trustees know about present or future Trust transactions, have the power to influence those transactions; and engage in securities transactions in their personal account(s).

The Trust has chosen to adopt this Code of Ethics for Principal Executive and Financial Officers (the “Code”) for the purpose of promoting:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the U.S. Securities and Exchange Commission, and in other public communications made by the Trust;
•	Compliance with applicable laws and governmental rules and regulations;
•	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
•	Accountability for adherence to the Code.

This Code should be read in conjunction with the Trusts’ other policy statements, including its Code of Ethics and its Disclosure Controls and Procedures.

2.	HONEST AND ETHICAL CONDUCT

The SFO of the Trusts shall act with honesty and integrity, ethically handle actual or apparent conflicts of interest between personal and professional relationships, and shall report any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest between their interests and those of a Trust to the Trust’s Audit Committee, the full Board of Trustees of the Trust, and/or any other appropriate person or entity that may reasonably be expected to deal with any conflict of interest in timely and expeditious manner. A conflict of interest can arise when a person takes actions or has interests that may make it difficult to perform his or her work on behalf of the Trust objectively and effectively.

The SFO shall act in good faith, responsibly, with due care, competence and diligence, without misrepresenting acts or allowing their independent judgment to be subordinated or compromised. Each SFO must:

•	not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trusts whereby the SFO would benefit personally to the detriment of the Trusts;
•	not cause the Trusts to take action, or fail to take action, for the individual personal benefit of the SFO rather than the benefit of the Trusts; and
•	not use material non-public knowledge of portfolio transactions made or contemplated for the Trusts to profit personally or cause others to profit by the market effect of such transactions.

The names of the SFO covered by this Code of Ethics are listed on Schedule A hereto.

3.	FINANCIAL RECORDS AND REPORTING

The SFO shall (1) provide information to the Trust’s employees and service providers (adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely, and understandable and (2) provide full, fair, accurate, timely and understandable disclosure in the reports and/or other documents to be filed with or submitted to the Securities and Exchange Commission or other applicable body by the Trust, or that is otherwise publicly disclosed or communicated; and (3) record (or participate in the recording of) entries in the Trust’s books and records that are accurate. The SFO shall comply with applicable rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

The SFO shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information except when authorized or legally obligated to disclose. The SFO will not use for their personal benefit (directly or indirectly) any confidential information acquired in the course of their duties as SFO.

The SFO of each Trust shall share knowledge with relevant parties to keep them informed of the business affairs of the Trust, as appropriate, and maintain skills important and relevant to the Trust’s needs; shall proactively promote ethical behavior of the Trust’s employees and as a partner with industry peers and associates; and shall maintain control over and responsibly manage assets and resources employed or entrusted to them by the Trust.

4.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The SFO shall establish and maintain mechanisms to oversee the compliance of the Trust with applicable federal, state or local law, regulation or administrative rule, and to identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local law, regulation or rule.

5.	COMPLIANCE WITH THIS CODE OF ETHICS

The SFO shall promptly report any violations of this Code of Ethics, including violations of securities laws or other laws, rules and regulations applicable to the Trusts, to the Audit Committee as well as the full Board of Trustees of the Trust and shall be held accountable for strict adherence to this Code of Ethics. Any action that directly or indirectly contravenes one or more of the principles outlined herein shall be treated as a violation of this Code unless good cause for such apparent contravention is found to exist. Dishonest or unethical conduct or conduct that is illegal will constitute a per se violation of this SFO Code, regardless of whether this Code refers to that particular conduct.

A violation of this SFO Code may result in disciplinary action, up to and including termination of employment. Each Trust must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report as appropriate, non-criminal violations.

SFOs who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible.

6.	AFFIRMATION OF THE CODE

Upon adoption of the Code, each SFO must affirm in writing that they have received, read and understand the Code, and annually thereafter must affirm that they have complied with the requirements of the Code. A form of Certification is attached at Schedule B.

Each SFO report at least annually his or her affiliations and other relationships as requested in the Trust’s annual Trustees and Officers Questionnaire.

7.	AMENDMENT AND WAIVER

This Code of Ethics may only be amended or modified by approval of the Board of Trustees. Any substantive amendment that is not technical or administrative in nature or any material waiver, implicit or otherwise, of any provision of this Code of Ethics shall be communicated publicly in accordance with Item 2 of Form N-CSR under the 1940 Act.

Revision History:

Adopted:	February 24, 2015 (Exchange Listed Funds Trust only)
Amended:	August 25, 2015 (Schedule A)
Amended/
Adopted:	February 15, 2023 (Adopted by Exchange Traded Concepts Trust replacing a similar existing policy; addition of Purposes of the Code section and material clarifying changes and additions to sections regarding Honest and Ethical Conduct and Compliance with This Code of Ethics; added Schedule B.)

Financial Code of Ethics for Principal Executive and Financial Officers

SCHEDULE A

Principal Executive Officer:	Garrett Stevens

Principal Financial Officer:	Christopher Roleke

SCHEDULE B

EXCHANGE TRADED FUNDS TRUST

EXCHANGE LISTED FUNDS TRUST

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND FINANCIAL OFFICERS

ANNUAL CERTIFICATION

To:	[-] - Principal Executive Officer

1.	I have read and understand the Financial Code of Ethics for Principal Executive and Financial Officers (the “Code”) of Exchange Listed Funds Trust and I recognize that I am subject thereto in the capacity of a “Principal Officer.”

2.	I hereby certify that I have complied with the requirements of the Code and will report all violations or potential violations required to be reported pursuant to the Code.

Signature: ____________________________

Name: __ _______________ ______ _______

Title: ___ ______ ______ ______ ______ ___

Date Submitted: ________________________